EXHIBIT 12.1

                             SPECIALITY RETAILERS, INC.
                       RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)

                                                                                             Fiscal Year
                                                                 -------------------------------------------------------------------
                                                                   1991           1992           1993           1994           1995
                                                                 -------        -------        -------        -------        -------
Income before extraordinary income ......................        $ 3,961        $12,235        $17,118        $14,532        $19,673
Minority interest in Bealls Holding .....................            749           --             --             --             --
Income tax expense ......................................          3,993          8,340          9,330          8,339         11,317
                                                                 -------        -------        -------        -------        -------
Income before income tax, minority interest
    and extraordinary item ..............................          8,703         20,575         26,448         22,871         30,990
                                                                 -------        -------        -------        -------        -------
Fixed charges charged to expense:
    Rental expense (1) ..................................          7,275          7,575          8,803          8,879         10,051
    Interest expense ....................................         33,928         32,384         32,137         29,743         31,264
    Dividend and accretion on redeemable
       preferred stock of subsidiary ....................            749           --             --             --             --
                                                                 -------        -------        -------        -------        -------
    Total fixed charges charged to expense ..............         41,952         39,959         40,940         38,622         41,315
                                                                 -------        -------        -------        -------        -------
Income before income tax, minority interest,
    extraordinary item and fixed charges
    charged to expense ..................................        $50,655        $60,534        $67,388        $61,493        $72,305
                                                                 =======        =======        =======        =======        =======
Fixed charges charged to accruals:
    Rental expense (1) ..................................        $   898        $   803        $   298        $   446        $ 1,516
    Interest expense ....................................            667            381           --             --             --
                                                                 -------        -------        -------        -------        -------
    Total fixed charges charged to accruals .............          1,565          1,184            298            446          1,516
                                                                 -------        -------        -------        -------        -------
Total fixed charges .....................................        $43,517        $41,143        $41,238        $39,068        $42,831
                                                                 =======        =======        =======        =======        =======
Ratio of earnings to fixed charges ......................           1.16           1.47           1.63           1.57           1.69
                                                                 =======        =======        =======        =======        =======

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(1)  Rental expense comprises one-third of all rental expenses incurred during the period. This is deemed by management to be representative of the interest factor of rental payments.